Exhibit 4.5

EXECUTION VERSION

OAK PACIFIC INTERACTIVE

AMENDED AND RESTATED RIGHT OF FIRST OFFER

AND CO-SALE AGREEMENT

This AMENDED AND RESTATED RIGHT OF FIRST OFFER AND CO-SALE AGREEMENT (this “Agreement”) is entered into as of April 4, 2008 by and among Oak Pacific Interactive, an exempted company incorporated under the Companies Law (2004 Revision) of the Cayman Islands (the “Company”), those holders of the Company’s Series A Preferred Shares (as defined below) and Series B Preferred Shares (as defined below) listed on Schedule A hereto (individually, a “Junior Preferred Investor” and collectively, the “Junior Preferred Investors”), certain holders of the Company’s Ordinary Shares (as defined below), listed on Schedule B hereto (individually, a “Founder” and collectively, the “Founders”), certain other holders of the Company’s Ordinary Shares listed on Schedule C (the “UU Holders”), the holders of Series C Preferred Shares (as defined below) listed on Schedule D hereto (each a “Series C Investor” and together, the “Series C Investors”), the holders of Series D Preferred Shares (as defined below) and Series D Warrants (as defined below), listed on Schedule E hereto (each a “New Investor” and together, the “New Investors”).

RECITALS:

1. This Agreement amends and restates that certain Right of First Offer and Co-Sale Agreement (the “Prior Agreement”), dated as of March 2, 2006, by and among the parties thereto, as originally entered into on October 7, 2005.

2. The execution and delivery of this Agreement is a condition to closing the transactions contemplated by that certain Series D Securities Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, by and among the Company and the New Investors.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement, and the parties hereto further agree as follows:

1.1 Certain Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the following meanings:

“Affiliate” means any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“DCM Shareholders” means DCM III, L.P., DCM III-A, L.P., DCM Affiliates Fund III, L.P. and any Affiliate thereof that owns or acquires any Equity Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Equity Securities” means any securities having voting rights in the election of the Board of Directors of the Company not contingent upon default, any securities evidencing an ownership interest in the Company, any Ordinary Share Equivalents and any agreement or commitment to issue any of the foregoing.

“GAP LP” means General Atlantic Partners (Bermuda), L.P., a Bermuda limited partnership.

“GAP-W” means GAP-W International, LLC, a Delaware limited liability company.

“GAP Coinvestment III” means GAP Coinvestments III, LLC, a Delaware limited liability company.

“GAP Coinvestment IV” means GAP Coinvestments IV, LLC, a Delaware limited liability company.

“GAP Coinvestments CDA” means GAP Coinvestments CDA, L.P. a Delaware limited partnership.

“GapStar” means GapStar, LLC, a Delaware limited liability company.

“GmbH Coinvestment” means GAPCO GmbH & Co. KG, a German limited partnership.

“General Atlantic Shareholders” means GAP LP, GAP Coinvestment III, GAP Coinvestment IV, GAP Coinvestments CDA, GAP-W, GapStar, GmbH Coinvestment, their Permitted Transferees and any Affiliate thereof that owns or acquires any Equity Securities, and the term “General Atlantic Shareholder” shall mean any such Person.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Holders” means the Founders, the Investors and their respective Permitted Transferees, and any Person who acquires Equity Securities from the Company or from any such Persons or their transferees or assignees in accordance with the provisions of this Agreement.

“Investors” means the Junior Preferred Investors, the UU Holders, the Series C Investors, and the New Investors, and the term “Investor” shall mean any such Person.

“Investors’ Rights Agreement” means the Amended and Restated Investors’ Rights Agreement among the Company and certain of the Founders and the Investors dated as of the date hereof.

“Major Investor” has the meaning as set forth in the Company’s Amended and Restated Memorandum and Articles of Association, as amended.

“Ordinary Shares” means ordinary shares of the Company, par value US$0.01.

“Ordinary Share Equivalents” means any security or obligation which is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for Ordinary Shares, including, without limitation the Preferred Shares, and any option, warrant or other subscription or purchase right with respect to Ordinary Shares or any Ordinary Share Equivalent.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“PRC” means the People’s Republic of China, which for the purposes of this Agreement shall exclude the Special Administrative Regions of Hong Kong and Macau and Taiwan.

“Preferred Shares” means the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares.

“Pro Rata Share” shall mean the aggregate number of Equity Securities held by a Major Investor relative to the aggregate number of Equity Securities held by all Major Investors, each calculated on an as-converted and as-exercised basis.

“Qualified IPO” has the meaning as set forth in the Company’s Amended and Restated Memorandum and Articles of Association, as amended.

“Series A Preferred Shares” means Series A Preferred Shares of the Company, par value US$0.01 per share.

“Series B Preferred Shares” means Series B Preferred Shares of the Company, par value US$0.01 per share.

“Series C Preferred Shares” means Series C Preferred Shares of the Company, par value US$0.01 per share.

“Series D Preferred Shares” means Series D Preferred Shares of the Company, par value US$0.01 per share.

“Series D Warrants” has the meaning set forth in the Purchase Agreement.

“Softbank Shareholders” means Softbank Corp., its Permitted Transferees and any Affiliate thereof that owns or acquires any Equity Securities and the term “Softbank Shareholder” shall mean any such Person.

“TCV Shareholders” means TCV V, L.P., TCV Member Fund, L.P., their Permitted Transferees and any Affiliate thereof that owns or acquires any Equity Securities, and the term “TCV Shareholder” shall mean any such Person.

“Voting Agreement” means the Amended and Restated Voting Agreement among the Company and certain of the Founders and the Investors dated as of the date hereof.

1.2 Terms Defined Elsewhere in this Agreement:

“Additional ROFO Notice”	Section 3.1(c)
“Agreement”	Preamble
“Company”	Preamble
“Company’s Option”	Section 3.1(b)
“Company’s Option Period”	Section 3.1(b)
“Contract Date”	Section 3.1(f)
“Co-Sale Notice”	Section 3.2(a)
“Co-Sale Right”	Section 3.1(b)
“Founder” or “Founders”	Preamble
“Major Investor’s Option”	Section 3.1(d)(i)
“New Investor” or “New Investors”	Preamble
“Offered Shares”	Section 3.1(a)
“Permitted Transfer”	Section 3.3
“Permitted Transferee”	Section 3.3
“Prior Agreement”	Recitals
“Junior Preferred Investor” or “Junior Preferred Investors”	Preamble
“Purchase Agreement”	Recitals
“Purchase Offer”	Section 3.2(a)
“ROFO Deadline”	Section 3.1(d)(i)
“Remaining Shares”	Section 3.1(c)
“ROFO Notice”	Section 3.2(a)
“ROFO Unrestricted Period”	Section 3.1(f)
“Securities Act”	Section 3.1(f)
“Seller”	Section 3.2(a)
“Selling Holder”	Section 3.2(b)
“Series C Investor” or “Series C Investors”	Preamble
“Shares”	Section 3.2(a)
“Third Party Purchaser”	Section 3.1(f)
“Transfer”	Section 3.1(a)
“UU Holders”	Preamble

2. Restrictions on Transfer of Shares.

2.1 Except as otherwise provided in this Agreement, no Founder shall assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way, all or any part of or any interest in the Equity Securities now or hereafter owned or held by such Founder. Any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of Equity Securities not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

3. Agreements Among the Company and the Holders.

3.1 Right of First Offer.

(a) ROFO Notice. If at any time any Holder (the “Seller”) proposes to sell, transfer, pledge or otherwise dispose of (each, a “Transfer”) Equity Securities to one or more Persons (other than a Permitted Transferee), then the Seller shall give the Company a written notice of the Seller’s desire to make the Transfer (the “ROFO Notice”), which ROFO Notice shall include (i) a description of the Equity Securities to be transferred (“Offered Shares”), (ii) the proposed purchase price and (iii) the material terms and conditions upon which the proposed Transfer is to be made. The ROFO Notice constitutes the Seller’s irrevocable offer to sell the Offered Shares to the Company and the Major Investors under the terms of this Section 3.1 (Right of First Offer). The Company shall immediately deliver a copy of the ROFO Notice to each of the Major Investors.

(b) Company’s Option. The Company shall have an option for a period of ten (10) days (the “Company Option Period”) after receipt of the ROFO Notice to irrevocably offer to purchase some or all of the Offered Shares at the same price and subject to the same material terms and conditions as described in the ROFO Notice (the “Company’s Option”). The Company may exercise the Company’s Option and purchase all or part of the Offered Shares by notifying the Seller, with a copy to each of the Major Investors, in writing before expiration of the Company Option Period as to the number of such shares which it wishes to purchase. If the Company gives the Seller notice that it desires to purchase such shares, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after the Company’s receipt of the ROFO Notice, unless the value of the purchase price has not yet been established pursuant to Section 3.1(e) (Valuation of Property). If the Company fails to exercise the Company’s Option in full within the Company Option Period, all or the remainder of the Offered Shares shall be subject to the Major Investor’s Option (as defined below) and Co-Sale Rights (as defined below); provided that the Company may waive its rights under this Section 3.1(b) (Company’s Option) prior to the expiration of the Company Option Period by giving written notice to the Seller, with a copy to the Major Investors.

(c) Additional ROFO Notice. If after the expiration of the Company Option Period, the Company has declined to purchase all of the Offered Shares or has waived its right to purchase all or any party of the Offered Shares, then the Company, on behalf of the Seller, shall give each Major Investor an “Additional ROFO Notice” which shall include all of the information and certifications required in a ROFO Notice and shall additionally identify the Offered Shares which the Company has declined to purchase (the “Remaining Shares”).

(d) Major Investor’s Option.

(i) Each Major Investor shall have the option for a period of twenty (20) days after such Major Investor’s receipt of the Additional ROFO Notice (the “ROFO Deadline”) from the Company pursuant to Section 3.1(c) (Additional ROFO Notice) to make an irrevocable offer to purchase up to its Pro Rata Share of the Remaining Shares at the same price and subject to the same terms and conditions as described in the Additional ROFO Notice (the “Major Investor’s Option”). Each Major Investor may exercise the Major Investor Option and purchase all or any portion of his, her or its Pro Rata Share (with any reallotments as provided below) of the Remaining Shares, by notifying the Company, on behalf of the Seller, in writing, before expiration of the ROFO Deadline as to the number of such shares which he, she or it wishes to purchase. The Company shall immediately deliver to the Seller a copy of all such notices received from the Major Investors. Each fully participating Major Investor shall have a right of reallotment such that, if any other Major Investor fails to exercise the Major Investor’s Option in full, the fully participating Major Investors may purchase the Remaining Shares not previously purchased on a pro rata basis based upon the aggregate number of Equity Securities held by such Major Investor as compared to the aggregate number of Equity Securities held by all fully participating Major Investors. The proceedings described in the preceding sentence shall be repeated until (i) there are no Remaining Shares, (ii) there is no fully participating Major Investor remaining, or (iii) each fully participating Major Investor in the last round has waived its Major Investor’s Option in writing or has not responded to the last Additional ROFO Notice within the ROFO Deadline therein.

(ii) Each Major Investor shall be entitled to apportion Remaining Shares to be purchased among its Affiliates, provided that such Major Investor notifies the Company, which shall deliver a copy to the Seller, of such allocation; provided further that such Major Investor shall be responsible for its designated Affiliate’s performance with respect to such Affiliate’s obligations to acquire shares pursuant to the allocation. If a Major Investor gives the Company notice that it desires to purchase its Pro Rata Share of the Remaining Shares and, as the case may be, its reallotment, then payment for the Remaining Shares shall be by check or wire transfer, against delivery of the Remaining Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than ten (10) days after the ROFO Deadline, unless the value of the purchase price has not yet been established pursuant to Section 3.1(e) (Valuation of Property).

(e) Valuation of Property. Should the purchase price specified in the ROFO Notice be payable in property other than cash or evidences of indebtedness, the Company (or the Major Investors, as applicable) shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property. If the Seller, the Company and the Major Investors cannot agree on such cash value within ten (10) days after the Company’s receipt of the ROFO Notice, the valuation shall be made by an appraiser of internationally recognized standing selected by the Seller and the Company or, if they cannot agree on an appraiser within twenty (20) days after the Company’s receipt of the ROFO Notice, each shall select an appraiser of internationally recognized standing and the two appraisers shall designate a third appraiser of internationally recognized standing, whose appraisal shall be determinative of such value, which final appraisal shall be completed within 30 days after the appointment of the third appraiser. The cost of such appraisal shall be shared equally by the Seller and the Company. In the event an appraisal is necessary, the Company’s Option or the Major Investors’ Option, as the case may be, shall run for ten (10) days after the delivery of the appraisal determining the value.

(f) Third Party Sale. In the event the Company and/or the Major Investors have not acquired all of the Offered Shares under this Section 3.1 (Right of First Offer), then, subject to Section 3.2 (Right of Co-Sale) in the case of a Transfer by any Founders, the Seller may, within sixty (60) days (the “ROFO Unrestricted Period”) following the date of the expiration of the ROFO Deadline (the “Contract Date”) and without any further obligation to the Company or the Major Investors, except as otherwise provided herein, sell the number of Offered Shares, at not less than one hundred percent (100%) of the purchase price per Share and on terms and conditions equivalent if not more favorable to the Seller, to those specified in the ROFO Notice to a third party (the “Third Party Purchaser”). In addition, such sale shall not be consummated unless and until (x) such Third Party Purchaser shall represent in writing to the Company and each Major Investor that it is aware of the rights of the Company and the Investors contained in this Agreement, the Voting Agreement and the Investors’ Rights Agreement, (y) prior to the purchase by such Third Party Purchaser of any of such Offered Shares, such Third Party Purchaser shall become a party to this Agreement as a “Holder” and shall agree to be bound by the terms and conditions hereof and such Third Party Purchaser shall become a party to the Voting Agreement as a “Shareholder” (as defined in the Voting Agreement) and shall agree to be bound by the terms and conditions thereof and (z) the transfer complies in all respects with applicable United States Federal and state securities laws, including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”). In the event the Seller does not consummate the sale of the Offered Shares during the ROFO Unrestricted Period, the Company’s right of first offer and the Major Investors’ rights of first offer and Co-Sale Rights shall again become effective, and no transfer of such Offered Shares may be made thereafter by such Seller without again offering the same to the Company and the Major Investors in accordance with this Section 3.1.

3.2 Right of Co-Sale.

(a) Notice of Sales. Should any Founder propose to accept one or more bona fide offers (collectively, a “Purchase Offer”) from any Third Party Purchaser to purchase the Offered Shares (the “Shares”) from such Founder pursuant to Section 3.1(f) (Third Party Sale), then such Founder shall promptly, but in no event later than twenty (20) days prior to the consummation of the sale, deliver notice (the “Co-Sale Notice”) to the Company and each Major Investor stating the terms and conditions of such Purchase Offer including, without limitation, the number of Equity Securities proposed to be sold or transferred, the nature of such sale or transfer, the consideration to be paid (which shall not be less than one hundred percent (100%) of the purchase price per Offered Share set forth in ROFO Notice), and the name and address of the Third Party Purchaser.

(b) Co-Sale Right. Each Major Investor shall have the right (the “Co-Sale Right”), exercisable upon written notice to the Company within fifteen (15) days after receipt of the Co-Sale Notice, to participate in such Founder’s sale of Offered Shares pursuant to the specified terms and conditions of such Purchase Offer. To the extent a Major Investor (for purposes of this Section 3.2 (Right of Co-Sale), a “Selling Holder”) exercises such Co-Sale Right in accordance with the terms and conditions set forth below, the number of Shares which such Founder may sell pursuant to such Purchase Offer shall be correspondingly reduced. The Co-Sale Right of each Selling Holder shall be subject to the following terms and conditions:

(i) Calculation of Shares. Each Selling Holder may sell all or any part of that number of its Equity Securities equal to the product obtained by multiplying (A) the aggregate number of Shares covered by the Purchase Offer by (B) a fraction, the numerator of which is the number of Equity Securities at the time owned by such Selling Holder and the denominator of which is the sum of (x) the total number of Equity Securities at the time owned by all Major Investors participating in such sale plus (y) the total number of Equity Securities at the time owned by such Founder, including without limitation shares that have been transferred by such Founder to Permitted Transferees (as defined below) in accordance with this Agreement.

(ii) Delivery of Certificates. Each Selling Holder shall effect its participation in the sale by either delivering to the selling Founder for transfer to the prospective Third Party Purchaser or delivering directly to the prospective Third Party Purchaser one or more certificates, properly endorsed for transfer, which represent the Equity Securities which such Selling Holder elects to sell.

(iii) Transfer. The share certificate or certificates which the Selling Holder delivers pursuant to Section 3.2(b)(ii) (Delivery of Certificates) shall be delivered by such selling Founder or the Selling Holder, as the case may be, to the Third Party Purchaser in consummation of the sale pursuant to the terms and conditions specified in the Notice, and upon the consummation of such sale, the Third Party Purchaser shall remit to such Selling Holder that portion of the sale proceeds to which such Selling Holder is entitled by reason of its participation in such sale. To the extent that any prospective Third Party Purchaser prohibits or refuses to recognize the Co-Sale Right or otherwise refuses to purchase Equity Securities from a Selling Holder exercising its Co-Sale Right hereunder, the selling Founder shall not sell to such prospective Third Party Purchaser any Equity Securities unless and until, simultaneously with such sale, the selling Founder shall purchase such Equity Securities from such Selling Holder for the same consideration and on the same terms and conditions as the proposed transfer described in the Co-Sale Notice (which terms and conditions shall be no less favorable to the Selling Holder than those governing the sale to the Third Party Purchaser by the selling Founder).

(iv) No Selling Holder shall be obligated to make any representations or warranties about the Company to any Third Party Purchaser and may be obligated to make representations and warranties severally about itself only as to its power and authority, due authorization, title to its Equity Securities being sold, non-contravention and enforceability.

(v) To the extent that the Major Investors have not exercised their rights to participate in the sale of the Offered Shares within the time periods specified in Section 3.2 (Right of Co-Sale), a Founder shall be permitted to sell its or his Offered Shares without being subject to the Co-Sale Right during the ROFO Unrestricted Period, but subject to Section 3.1(f) (Third Party Sale).

(vi) The exercise or non-exercise of the rights of the Major Investors hereunder to participate in one or more sales of Equity Securities by a Seller under Section 3.1 (Right of First Offer) or Section 3.2 (Right of Co-Sale) shall not adversely affect their rights to participate in subsequent sales of Equity Securities by a Seller.

(c) Notwithstanding anything in this Section 3.2 or otherwise in this Agreement, in the event of a Liquidation (as defined in the Company’s Memorandum and Articles of Association) or Sale Transaction (as defined in the Company’s Memorandum and Articles of Association), the Company and the parties hereto hereby agree that the consideration, proceeds and other amounts available for distribution shall be paid to the holders of Preferred Shares and holders of the Ordinary Shares in accordance with the priorities set forth in the Company’s Memorandum and Articles of Association and the preferential rights of the holders of Preferred Shares set forth therein, and the Holders shall not Transfer any of their Equity Securities in a single transaction or series of related transactions if such Transfer will constitute or result in a Sale Transaction, unless the consideration, proceeds and other amounts available for distribution are paid to the holders of Preferred Shares and the holders of Ordinary Shares in accordance with the priorities set forth in the Company’s Memorandum and Articles of Association.

3.3 Permitted Transfers. The provisions of Section 2.1 (Restrictions on Transfer of Shares), Section 3.1 (Right of First Offer) and Section 3.2 (Right of Co-Sale) of this Agreement shall not pertain or apply to:

(i) any transfer of Equity Securities by a Holder to such Holder’s ancestors, descendants or spouse or the ancestors and descendants of such spouse or to a trust for their benefit, provided that all of the beneficial interests in such trust are owned or controlled by such Holder;

(ii) any transfer of Equity Securities by a Holder to its Affiliate;

(iii) the grant of a security interest in and pledge of Equity Securities by GapStar or, subject to the consent of the holders of a majority of the Series C Preferred Shares, another Holder of its Equity Securities pursuant to a bona fide loan transaction with an internationally recognized financial services firm that creates a mere security interest in such Equity Securities;

(iv) any sale of Equity Securities to the public pursuant to a registration statement filed by the Company; or

(v) subject to and without derogating from Section 3.2(c) of this Agreement, any sale of Equity Securities in connection with a Sale Transaction (as defined in the Company’s Memorandum and Articles of Association);

(each of the foregoing transfers, a “Permitted Transfer” and the transferees described therein, each, a “Permitted Transferee”), provided, that no transfer may be made pursuant to this Section 3.3 (Permitted Transfers) unless (x) the transferee (other than a lender in the case of a pledge of GapStar) has agreed in writing to be bound by the terms and conditions of this Agreement, (y) the transfer complies in all aspects with the applicable provisions of this Agreement and (z) the transfer complies in all respects with applicable federal and state securities laws, including, without limitation, the Securities Act. If reasonably requested by the Company, except with respect to a Permitted Transfer under Section 3.3(iii), an opinion of counsel to such transferring Holder shall be supplied to the Company, at such transferring Holder’s expense, to the effect that such transfer complies with the applicable United States Federal and state securities laws. Upon becoming a party to this Agreement, (i) the Permitted Transferee of a Major Investor shall be substituted for, and shall enjoy the same rights and be subject to the same obligations as, the transferring Major Investor hereunder with respect to the Equity Securities transferred to such Permitted Transferee, (ii) the Permitted Transferee of a Founder shall be substituted for, and shall enjoy the same rights and be subject to the same obligations as, a Founder hereunder with respect to the Equity Securities transferred to such Permitted Transferee and (iii) the transferee of any other Holder shall be substituted for, and shall be subject to the same obligations, but not the same rights, as the transferring other Holder hereunder with respect to the Equity Securities transferred to such transferee.

3.4 Prohibited Transfers. Any attempt by a Holder to transfer Equity Securities in violation of Section 3 (Agreements Among the Company and the Holders) shall be void and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such Equity Securities.

3.5 Avoidance of Restrictions. The parties agree that the Transfer restrictions in this Agreement and in the Company’s Memorandum and Articles of Association shall not be capable of being avoided by the holding of Equity Securities indirectly through a Person that can itself be sold in order to dispose of an interest in Equity Securities free of such restrictions. Any Transfer or other disposal of any shares (or other interest) resulting in any change in the control of a Shareholder or of any Person having control over that Shareholder shall be treated as being a Transfer of the Equity Securities held by that Shareholder, and the provisions of this Agreement and the Company’s Memorandum and Articles of Association that apply in respect of the Transfer of Equity Securities shall thereupon apply and take effect with respect to the Equity Securities held by that Shareholder; provided, however, that this Section 3.5 shall not apply in respect of any change in management or ownership interests in any private equity firm that is, or manages, any Shareholder.

4. Legend. Each existing or replacement certificate for Equity Securities now owned or hereafter acquired by any Holder shall bear the following legend upon its face:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN AMENDED AND RESTATED RIGHT OF FIRST OFFER AND CO-SALE AGREEMENT BY AND AMONG THE SHAREHOLDER, THE CORPORATION AND CERTAIN HOLDERS OF SHARES OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

5. Effect of Change in Company’s Capital Structure. Appropriate adjustments shall be made in the number and class of Equity Securities in the event of a share dividend, share split, reverse share split, combination, reclassification or like change in the capital structure of the Company.

6. Notices. Any notice required or permitted by any provision of this Agreement shall be given in writing and shall be delivered either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means (i) in the case of a Founder to the Founder’s address as set forth in the schedules or such other address as the Founder may designate in writing from time to time, (ii) in the case of the Company, to its principal office, (iii) in the case of any Investor which is an original party to this Agreement at the address of such Investor as set forth in the signature pages or schedules hereto or such other address for such Investor as shall be designated in writing from time to time by such Investor; and, (iv) in the case of any Permitted Transferee of a party to this Agreement or its transferee, to such transferee at its address as designated in writing by such transferee to the Company from time to time. Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid if sent during normal business hours of the recipient and if not sent during normal business hours, then the next Business Day of the recipient.

7. Further Instruments and Actions. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. The Founders agree to cooperate affirmatively with the Company and the Investors, to the extent reasonably requested by the Company or the Investors, to enforce rights and obligations pursuant hereto.

8. Term. This Agreement shall terminate upon the earlier of (i) the closing of the Company’s Qualified IPO causing the automatic conversion of its Preferred Shares into Ordinary Shares and (ii) fifteen (15) years from the date hereof.

9. Entire Agreement. This Agreement and Articles 17.1, 17.2, 17.3, 17.4 and 17.5 of the Company’s Memorandum and Articles of Association contain the entire understanding of the parties hereto with respect to the subject matter hereof, and supersede all other agreements between or among any of the parties with respect to the subject matter hereof, including, without limitation, the Prior Agreement. In the event of a conflict or discrepancy between the provisions of Articles 17.1, 17.2, 17.3, 17.4 and 17.5 of the Company’s Memorandum and Articles of Association and this Agreement, the terms of Articles 17.1, 17.2, 17.3, 17.4 and 17.5 of the Company’s Memorandum and Articles of Association shall prevail.

10. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of:

(i) the Company;

(ii) the written consent of the holders of at least a majority of the Equity Securities held by the Founders;

(iii) such General Atlantic Shareholders owning at least a majority of the Equity Securities owned by all of the General Atlantic Shareholders;

(iv) such DCM Shareholders owning at least a majority of the Equity Securities owned by all of the DCM Shareholders;

(v) such Softbank Shareholders owning at least a majority of the Equity Securities owned by all of the Softbank Shareholders; and

(vi) the written consent of the holders of at least a majority of the Ordinary Shares issued or issuable upon conversion of the Preferred Shares then outstanding, voting together as a single class;

provided that

(a) no consent of any Founder shall be necessary for any amendment and/or restatement which merely includes (A) additional holders of Preferred Shares as “Investors” and parties hereto, or (B) other employees of the Company as “Founders” and parties hereto and does not materially increase such Founders’ obligations hereunder; and

(b) if such amendment or waiver has the effect of affecting the Equity Securities held by the TCV Shareholders (I) in a manner different than securities issued to the other Investors and (II) in a manner adverse to the interests of the TCV Shareholders, then such amendment or waiver shall require the consent of the holders of a majority of the Equity Securities held by the TCV Shareholders. It being understood and agreed upon by the parties hereto that differences in the amount paid for securities by holders and differences in the number of shares held by holders (except in the case of an amendment that alters or changes the number or percentage of shares that a shareholder must hold to receive certain rights under this Agreement or an amendment to add a new provision to this Agreement, which provision grants rights or imposes obligations upon a shareholder based on the number or percentage of shares such shareholder holds and is not merely pro-rata based on number of shares held) shall be ignored in determining if such amendment or waiver adversely affects a holder of Equity Securities in a manner different than the other Investors). Any amendment or waiver effected in accordance with this Section shall be binding upon the Company and all Holders and their respective successors and assigns.

11. Separability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

12. Attorneys’ Fees. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. Successors and Assigns. Except as otherwise provided herein, this Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, the parties’ respective successors, permitted assigns and legal representatives.

15. Governing Law; Venue; Waiver of Jury Trial.

15.1 THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

15.2 Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement to be brought by or on behalf of any of the parties will be brought or otherwise commenced in any state or federal court located in New York County, in the State of New York. With respect to any such action, each party to this Agreement: (i) expressly and irrevocably consents and submits to the non-exclusive jurisdiction of each state and federal court located in the county and city of New York, New York (and each appellate court located in the State of New York) in connection with any such legal proceeding; (ii) agrees that each state and federal court located in the County of New York, in the State of New York, shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the county and city of New York, in the State of New York, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

15.3 Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other parties has represented, expressly or otherwise, that such other parties would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications set forth in this Section.

16. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

17. Aggregation of Shares. All shares held or acquired by any Holder and its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

18. Ownership. The Founders represent and warrant that each is the sole legal and beneficial owner of those shares he or she currently holds subject to the Agreement and that no other person has any interest (other than a community property interest) in such shares.

19. Specific Performance. The parties hereto intend that each of the parties have the right to seek damages or specific performance in the event that any other party hereto fails to perform such party’s obligations hereunder. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Right of First Offer and Co-Sale Agreement as of the date first written above.

COMPANY:

OAK PACIFIC INTERACTIVE

By:	/s/ Joseph Chen
Joseph Chen, President and Chief Executive Officer

Address:	23/F Jing’an Center, No. 8
Beisanhuan, East Road
Chaoyang District
Beijing, PRC 100028

Fax:	(8610) 8522-3008

OAK PACIFIC INTERACTIVE

FOUNDER/JUNIOR PREFERRED INVESTOR SIGNATURE PAGE

TO

AMENDED AND RESTATED RIGHT OF FIRST OFFER AND CO-SALE AGREEMENT,

AMENDED AND RESTATED VOTING AGREEMENT

AND

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, by signing below, the undersigned Founder and/or Junior Preferred Investor agrees to be bound by the terms and conditions of:

1. the Amended and Restated Right of First Offer and Co-Sale Agreement by and among the Company, the Founders and the Investors;

2. the Amended and Restated Voting Agreement by and among the Company, the Founders and the Investors; and

3. the Amended and Restated Investors’ Rights Agreement by and among the Company, the Founders and the Investors.

NAME

Signature

Date

Signature of Spouse (if applicable)

If an entity:

By:

Name:

Title:

Date:

2

OAK PACIFIC INTERACTIVE

SIGNATURE PAGE TO AMENDED AND RESTATED RIGHT OF FIRST OFFER AND

CO-SALE AGREEMENT

NEW INVESTORS:

By:

By:
Name:
Title:

3

OAK PACIFIC INTERACTIVE

SIGNATURE PAGE TO AMENDED AND RESTATED RIGHT OF FIRST OFFER AND

CO-SALE AGREEMENT

SERIES C INVESTORS:

General Atlantic Partners (Bermuda), L.P.
By:	GAP (Bermuda) Limited, its general partner

By:
Name:
Title:

GAP-W International, LLC

By:
Name:
Title:

GapStar, LLC
By:	General Atlantic LLC, its sole member

By:
Name:
Title:

GAP Coinvestments III, LLC

By:
Name:
Title:

GAP Coinvestments IV, LLC

By:
Name:
Title:

4

GAPCO GmbH & Co. KG
By:	GAPCO Management GmbH,
Its:	General Partner

By:
Name:
Title:

GAP Coinvestments CDA, L.P.
By:	General Atlantic LLC,
Its:	General Partner

By:
Name:
Title:

Address for the General Atlantic Shareholders:

c/o General Atlantic Service Company, LLC

3 Pickwick Plaza

Greenwich, CT 06830

USA

Fax: (203) 302-3044

Attention: David A. Rosenstein, Esq.

General Atlantic Partners (Bermuda), L.P.

GAP-W International, LLC

Clarendon House

Church Street

Hamilton HM11

Bermuda

GAPCO GmbH & Co. KG

c/o General Atlantic GmbH

Koenigsallee 62

40212 Düsseldorf

Germany

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison, LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Fax: (212) 757-3990

Attention: Douglas A. Cifu, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison

12/F, Hong Kong Club Building

3A Chater Road, Central

Hong Kong

Fax: (852) 2536-9622

Attention: Jeanette K. Chan, Esq.

5

OAK PACIFIC INTERACTIVE

SIGNATURE PAGE TO RIGHT OF FIRST OFFER AND CO-SALE AGREEMENT

TCV V, L.P., a Delaware Limited Partnership
By:	Technology Crossover Management V, L.L.C.
Its:	General Partner

By:	/s/ Robert Bensky
Name: Robert Bensky
Title: Attorney in Fact

TCV Member Fund, L.P., a Delaware Limited Partnership
By:	Technology Crossover Management V, L.L.C.,
Its:	General Partner

By:	/s/ Robert Bensky
Name: Robert Bensky
Title: Attorney in Fact

Mailing Address: Technology Crossover Ventures

528 Ramona Street

Palo Alto, California 94301

Attention: Carla Newell

Phone: (650) 614-8200

Fax: (650) 614-8222

with a copy to:

Technology Crossover Ventures

56 Main Street, Suite 210

Millburn, New Jersey 07041

Attention: Robert C. Bensky

Phone: (973) 467-5320

Fax: (973) 467-5323

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